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                                                                   EXHIBIT 21.1


                       Subsidiaries of autobytel.com inc.:


Autobytel Services Corporation, a Delaware corporation.

Auto-By-Tel Acceptance Corporation, a Delaware corporation.

Auto-By-Tel Insurance Services, Inc., a Delaware corporation.

Kre8.net inc., a Delaware corporation.

e-autosdirect.com inc., a Delaware corporation, doing business as "autobyteldirect.com."

I-Net Training Technologies, LLC, a Delaware limited liability company.

Autobytel.Europe LLC, a Delaware limited liability company.

AutoVisions Communications, Inc., a Delaware corporation.

Autobytel Acquisition I Corp., a Delaware corporation.

A.I.N. Corporation, a California corporation, doing business as "CarSmart.com."

Autobytel.ca inc., a Delaware corporation.

Autobytel Information Services Inc., a Delaware corporation.

Autobytel.Europe Holdings B.V., a corporation organized under the laws of the Netherlands.

Autobytel.Europe Investment B.V., a corporation organized under the laws of the Netherlands.

Autobytel France SA, a corporation organized under the laws of France.